Exhibit 99.1

MAXIMUS Reports Financial Results for Third Quarter of Fiscal 2013

- Company Reiterates FY 13 and Preliminary FY 14 Guidance -

RESTON, Va.--(BUSINESS WIRE)--August 8, 2013--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its third quarter ended June 30, 2013.

Highlights for the quarter ended June 30, 2013 include:

  Revenue grew 26% to $334.3 million for the third quarter of fiscal 2013 driven by organic growth.
  GAAP diluted earnings per share from continuing operations increased 38% to $0.40 and adjusted diluted earnings per share from continuing operations increased 32% to $0.41.
  Strong cash flows resulted in cash and cash equivalents that totaled $187.9 million at June 30, 2013.
  Year-to-date signed contract awards totaled $1.3 billion at June 30, 2013 and the sales pipeline remained strong at $2.2 billion.
  The Company completed a two-for-one stock split effective June 28, 2013. All common stock and per share amounts have been adjusted for the stock split.
  Subsequent to quarter end, the Company announced the acquisition of Health Management Limited, establishing a UK foothold in the independent health assessment market.

Revenue for the fiscal 2013 third quarter increased 26% to $334.3 million, compared to revenue of $266.4 million reported for the same period last year, driven by new work and the expansion on existing contracts. Financial results in the quarter reflect solid organic growth across both segments. Revenue for the third quarter of 2013 grew 26% organically compared to the prior-year period.

Fiscal 2013 third quarter income from continuing operations, net of taxes, totaled $28.0 million, or $0.40 per diluted share, and included approximately $0.01 of net legal, settlement and acquisition-related expenses. Excluding these costs, third quarter adjusted diluted earnings per share from continuing operations increased 32% to $0.41 compared to $0.31 reported for the same period last year. The year-over-year increase to earnings is attributable to accretive revenue growth. A reconciliation to this non-GAAP measure is included in the accompanying financial schedules.

“This morning’s financial results are right in line with our growth trajectory for the remainder of fiscal 2013 and set a solid platform for continued top- and bottom-line growth next fiscal year,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS. “MAXIMUS continues to benefit from macro drivers and solid demand trends for our core health and human services. In the United States, we are pleased to have established a leading position in the first wave of health insurance exchange contracts, and remain optimistic about other long-term opportunities in other areas of health care reform. Internationally, the acquisition of Health Management has provided MAXIMUS with a strengthened position for future opportunities in the United Kingdom health market, supporting our international growth objectives as we expand our service offerings and our geographic footprint.”

Health Services Segment

Health Services Segment revenue for the third quarter of fiscal 2013 increased 28% to $217.9 million compared to the same period last year, driven by favorable volumes in our health appeals business, organic growth from new work and expansion on existing programs. Health Services Segment operating income for the third quarter of fiscal 2013 increased 34% to $34.4 million (15.8% operating margin) and benefitted from accretive revenue growth in our Federal appeals and transaction based-programs. This compares to $25.7 million (15.1% operating margin) for the same period last year, which included a $10.2 million change order that benefitted both revenue and profit.

Human Services Segment

Human Services Segment revenue for the third quarter of fiscal 2013 increased 21% to $116.4 million compared to the same period last year, driven principally by the ongoing ramp-up in the United Kingdom as well as growth in other international operations. Human Services Segment operating income for the third quarter of 2013 increased 20% to $11.0 million (9.5% operating margin) driven by accretive growth in operations outside the U.S. including the ongoing ramp-up in the UK, which offset lower margins in Australia. This compares to $9.2 million (9.6% operating margin) for the same period last year, which included a net benefit of $2.1 million on a fixed price contract.

Sales and Pipeline

Year-to-date signed contract awards at June 30, 2013 totaled $1.3 billion compared to $1.2 billion reported for the same period last year. New contracts pending (awarded but unsigned) totaled $413 million.

Sales pipeline for the quarter ended June 30, 2013 was $2.2 billion (consisting of $278 million in proposals pending, $158 million in proposals in preparation, and $1.8 billion in opportunities tracking) and includes opportunities across multiple geographies and both segments. This is lower compared to $3.4 billion in sales pipeline reported for the same period last year, due to opportunities converting into new sales. On a sequential basis, the pipeline is consistent with the second fiscal quarter of 2013.

Balance Sheet and Cash Flows

Cash and cash equivalents at June 30, 2013 totaled $187.9 million. Subsequent to quarter end, $71.4 million was used to acquire Health Management Limited. After this transaction, approximately 60% of the Company’s cash and cash equivalents were held overseas. For the third quarter of fiscal 2013, cash provided by operating activities from continuing operations totaled $49.7 million, with free cash flow of $32.7 million. Days Sales Outstanding (DSO) from continuing operations were 65 days and remain within the Company’s previously stated range of 65 to 80 days.

On May 31, 2013, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On July 10, 2013, the Company announced a $0.045 per share cash dividend, payable on August 30, 2013 to shareholders of record on August 15, 2013.

MAXIMUS repurchased 329,800 shares of the Company’s common stock for $12.4 million during the third quarter of fiscal 2013. At June 30, 2013, the Company had $102.2 million available for future repurchases under its Board-authorized share repurchase program.

Outlook

MAXIMUS is reiterating its fiscal 2013 revenue, earnings and cash flow guidance. The Company continues to expect fiscal 2013 revenue to range between $1.26 billion and $1.31 billion and diluted earnings per share from continuing operations to range between $1.50 and $1.58. The Company continues to expect cash provided by operating activities from continuing operations to range between $115 million and $135 million. The Company also continues to expect free cash flow from continuing operations to range between $70 million and $90 million, but more likely toward the lower end of the range.

MAXIMUS is also reiterating its preliminary fiscal year 2014 revenue and earnings guidance. The Company continues to expect fiscal year 2014 revenue will range between $1.555 billion and $1.650 billion and diluted earnings per share is expected to range between $1.75 and $1.85. This guidance does not contemplate any future mergers and acquisition activity or any significant legal expenses or recoveries.

Mr. Montoni concluded, “MAXIMUS continues to deliver on our long-term growth strategy and we see many new emerging opportunities for our core capabilities in all of our geographies. With our fiscal 2014 preliminary guidance in place, we remain committed to generating long-term shareholder value as we continue to grow the business.”

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, August 8, 2013, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through August 23, 2013. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 418441

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 9,750 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities, adjusted diluted earnings per share from continuing operations and organic growth.

To provide organic growth information, revenue in the prior year is compared to the current year without PSI revenues. We believe organic growth provides a useful basis for assessing the performance of the business excluding PSI. We have provided a reconciliation of free cash flow to operating cash flow from continuing operations. We believe that free cash flow from operations is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flow show the effects of the Company’s operations and routine capital expenditure and exclude the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation to adjusted diluted earnings per share. We believe that this measure is a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring PSI, as well as net legal and settlement expenses.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to net income, cash flows from operating activities, diluted earnings per share or revenue growth as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenue	$334,323	$266,353	$946,940	$749,408
Cost of revenue	239,763	187,652	678,406	546,094
Gross profit	94,560	78,701	268,534	203,314
Selling, general and administrative expenses	49,181	43,877	138,096	114,592
Acquisition-related expenses	1,174	1,877	1,500	2,110
Legal and settlement expenses/(recoveries), net	(182)	(352)	(202)	(990)
Operating income from continuing operations	44,387	33,299	129,140	87,602
Interest and other income, net	701	1,164	2,444	3,092
Income from continuing operations before income taxes	45,088	34,463	131,584	90,694
Provision for income taxes	17,052	13,987	50,051	38,349
Income from continuing operations	28,036	20,476	81,533	52,345

Discontinued operations, net of income taxes:
Loss from discontinued operations	(3)	—	(597)	—
Gain on disposal	67	9	169	117
Income (loss) from discontinued operations	64	9	(428)	117

Net income	$28,100	$20,485	$81,105	$52,462

Basic earnings (loss) per share:
Income from continuing operations	$0.41	$0.30	$1.20	$0.77
Income (loss) from discontinued operations	—	—	(0.01)	0.01
Basic earnings per share	$0.41	$0.30	$1.19	$0.78

Diluted earnings (loss) per share:
Income from continuing operations	$0.40	$0.29	$1.17	$0.75
Income (loss) from discontinued operations	—	—	(0.01)	0.01
Diluted earnings per share	$0.40	$0.29	$1.16	$0.76

Dividends paid per share	$0.045	$0.045	$0.135	$0.135

Weighted average shares outstanding:
Basic	68,162	67,946	68,168	67,615
Diluted	69,867	69,736	69,864	69,440

MAXIMUS, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	September 30,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$187,911	$189,312
Restricted cash	12,313	11,593
Accounts receivable — billed, net of reserves of $3,293 and $3,975	221,319	172,705
Accounts receivable — unbilled	16,329	10,539
Prepaid income taxes	3,359	3,800
Deferred income taxes	25,183	22,207
Prepaid expenses and other current assets	36,466	38,528
Total current assets	502,880	448,684

Property and equipment, net	63,371	58,798
Capitalized software, net	36,106	27,390
Goodwill	109,295	112,032
Intangible assets, net	21,596	25,330
Deferred contract costs, net	11,695	9,284
Deferred income taxes	1,167	1,369
Deferred compensation plan assets	9,768	9,220
Other assets, net	3,180	3,186
Total assets	$759,058	$695,293

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$87,689	$73,128
Accrued compensation and benefits	55,052	56,105
Deferred revenue	66,009	60,026
Current portion of long-term debt	167	178
Income taxes payable	8,537	3,100
Other accrued liabilities	8,715	6,599
Total current liabilities	226,169	199,136
Deferred revenue, less current portion	7,939	19,550
Long-term debt	1,333	1,558
Acquisition-related contingent consideration, less current portion	380	406
Income taxes payable, less current portion	1,460	1,412
Deferred income taxes	16,711	10,384
Deferred compensation plan liabilities, less current portion	14,093	11,741
Total liabilities	268,085	244,187

Total shareholders’ equity	490,973	451,106
Total liabilities and shareholders’ equity	$759,058	$695,293

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$28,100	$20,485	$81,105	$52,462
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(64)	(9)	428	(117)
Depreciation and amortization	7,829	6,968	25,763	18,513
Deferred income taxes	(3,727)	687	3,030	(4,628)
Non-cash equity based compensation	3,646	3,208	10,708	8,841

Change in assets and liabilities:
Accounts receivable — billed	(16,761)	(184)	(50,072)	7,084
Accounts receivable — unbilled	2,231	281	(5,921)	218
Prepaid expenses and other current assets	(1)	(4,153)	(2,522)	(8,245)
Deferred contract costs	(1,038)	210	(2,451)	1,319
Accounts payable and accrued liabilities	7,752	(15,572)	16,480	(3,274)
Accrued compensation and benefits	8,818	2,267	6,941	(4,020)
Deferred revenue	(6)	(130)	(2,940)	11,161
Income taxes	12,550	631	5,989	9,541
Other assets and liabilities	339	1,334	2,624	(3,794)
Cash provided by operating activities – continuing ops	49,668	16,023	89,162	85,061
Cash used in operating activities – discontinued ops	(33)	-	(587)	-
Cash provided by operating activities	49,635	16,023	88,575	85,061

Cash flows from investing activities:
Purchases of property and equipment	(11,518)	(5,308)	(24,869)	(11,884)
Capitalized software costs	(5,412)	(1,018)	(13,652)	(2,850)
Acquisition of PSI, net of cash acquired and final settlement	-	(66,000)	3,380	(66,000)
Proceeds from note receivable	113	27	285	299
Proceeds from sale of discontinued operations	-	-	-	2,240
Cash used in investing activities	(16,817)	(72,299)	(34,856)	(78,195)

Cash flows from financing activities:
Repurchases of common stock	(12,411)	(140)	(27,814)	(9,889)
Employee tax withholding on restricted stock units vesting	(2,191)	(1,357)	(8,868)	(4,445)
Tax benefit due to option exercises and RSU vesting	-	965	4,680	3,475
Cash dividends paid	(3,071)	(3,056)	(9,202)	(9,117)
Stock option exercises	88	1,636	1,840	6,411
Repayment of long-term debt	(43)	-	(130)	-
Cash used in financing activities	(17,628)	(1,952)	(39,494)	(13,565)

Effect of exchange rate changes on cash and cash equivalents	(14,622)	(2,409)	(15,626)	2,649

Net increase/(decrease) in cash and cash equivalents	568	(60,637)	(1,401)	(4,050)

Cash and cash equivalents, beginning of period	187,343	229,537	189,312	172,950

Cash and cash equivalents, end of period	$187,911	$168,900	$187,911	$168,900

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2013	% (1)	2012	% (1)	2013	% (1)	2012	% (1)

Revenue:
Health Services	$217,901	100%	$170,403	100%	$591,847	100%	$489,616	100%
Human Services	116,422	100%	95,950	100%	355,093	100%	259,792	100%
Total	334,323	100%	266,353	100%	946,940	100%	749,408	100%

Gross Profit:
Health Services	62,868	28.9%	50,787	29.8%	162,778	27.5%	127,923	26.1%
Human Services	31,692	27.2%	27,914	29.1%	105,756	29.8%	75,391	29.0%
Total	94,560	28.3%	78,701	29.5%	268,534	28.4%	203,314	27.1%

Selling, general, and administrative expense:
Health Services	28,507	13.1%	25,135	14.8%	78,882	13.3%	67,286	13.7%
Human Services	20,674	17.8%	18,727	19.5%	59,597	16.8%	47,291	18.2%
Corporate/Other	—	NM	15	NM	(383)	NM	15	NM
Total	49,181	14.7%	43,877	16.5%	138,096	14.6%	114,592	15.3%

Operating income from continuing operations:
Health Services	34,361	15.8%	25,652	15.1%	83,896	14.2%	60,637	12.4%
Human Services	11,018	9.5%	9,187	9.6%	46,159	13.0%	28,100	10.8%
Corporate/Other	—	NM	(15)	NM	383	NM	(15)	NM

Segment Operating Income	45,379	13.6%	34,824	13.1%	130,438	13.8%	88,722	11.8%
Acquisition-related expenses	1,174	NM	1,877	NM	1,500	NM	2,110	NM
Legal and settlement expenses/(recoveries), net	(182)	NM	(352)	NM	(202)	NM	(990)	NM
Total	$44,387	13.3%	$33,299	12.5%	$129,140	13.6%	$87,602	11.7%

(1) Percentage of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
NON-GAAP MEASURES

MAXIMUS, Inc.
ADJUSTED DILUTED EPS FROM CONTINUING OPERATIONS
FY 2013 and FY 2012
(Unaudited)

	Quarter Ended			FY 2013
	Dec. 31,	Mar. 31,	Jun. 30,	Year to
	2012	2013	2013	Date
Diluted EPS from continuing operations-GAAP basis	$0.31	$0.45	$0.40	$1.17

Adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.01	0.01
Adjustment for terminated contract	–	(0.09)	–	(0.09)
Subtotal pro forma adjustments	–	(0.09)	0.01	(0.08)

Adjusted diluted EPS from continuing operations	$0.31	$0.36	$0.41	$1.09

	Quarter Ended				Year Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2011	2012	2012	2012	2012
Diluted EPS from continuing operations-GAAP basis	$0.26	$0.21	$0.29	$0.34	$1.09

Adjustments:
Legal, settlement and acquisition-related expenses, net	–	–	0.02	0.01	0.03
Adjustment for tax accounts	–	0.03	–	0.02	0.06
Subtotal pro forma adjustments	–	0.03	0.02	0.03	0.09

Adjusted Diluted EPS from continuing operations	$0.26	$0.24	$0.31	$0.37	$1.18

MAXIMUS, Inc.
FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Cash provided by operating activities – continuing operations	$49,668	$16,023	$89,162	$85,061
Purchases of property and equipment	(11,518)	(5,308)	(24,869)	(11,884)
Capitalized software costs	(5,412)	(1,018)	(13,652)	(2,850)
Free cash flow from continuing operations	$32,738	$9,697	$50,641	$70,327

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com